CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Distribution for January 2013

New York, New York, December 27, 2012 — American Realty Capital Properties, Inc. (the “Company”) (NASDAQ: “ARCP”) announced today that, pursuant to the prior authorization of its board of directors, the Company has declared an annual dividend of $0.895 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, on January 15, 2013, the Company will pay a distribution of $0.07458 per share to stockholders of record at the close of business on January 8, 2013.

In addition, as previously disclosed, the Company’s board of directors authorized, and the Company declared, its fifth consecutive quarterly increase to its annual distribution. The annual distribution rate per share will be increased by $0.005, from $0.895 to $0.900 per annum, and will accrue commencing on February 9, 2013.

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that elected to qualify as a real estate investment trust with the year ended December 31, 2011, focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at

www.americanrealtycapitalproperties.com

The statements in this press release that are not historical facts may be forward-looking statements. These forward- looking statements involve risks and uncertainties that could cause the outcome to be materially different.